                                 Exhibit (h)(9)
                        [First Tennessee Bank Letterhead]

March 6, 2003


Mr. W. Robert Alexander
Chairman
Financial Investors Variable Insurance Trust
1625 Broadway, Suite 2200
Denver, CO  80202

         Re:      Financial Investors Variable Insurance Trust  (the "Trust")
                  -----------------------------------------------------------

Dear Mr. Alexander:

By our execution of this letter agreement (the "Agreement"), First Tennessee Bank, N.A. ("FTB") agrees that in order to improve the performance of the Trust's Growth & Income Portfolio and Capital Appreciation Portfolio (the "Portfolios"), FTB agrees to reimburse Portfolio expenses and/or waive a portion of its investment advisory fees and/or co-administration fees that it is entitled to receive, to the extent necessary for the Growth & Income Portfolio and Capital Appreciation Portfolio to maintain a total annual expense ratio of not more than 1.10% and 1.30%, respectively.

FTB acknowledges that it will not be entitled to collect on or make a claim for waived fees at any time in the future. FTB agrees that such expense reimbursements and/or fee waivers for the Portfolio were effective as of January 1, 2003 and shall continue at least through the end of the fiscal year (December 31, 2003).

FIRST TENNESSEE BANK, N.A.

By:
    --------------------------------------------------
Title:

Your signature below acknowledges
Acceptance of this Agreement:

By:
    --------------------------------------------------
Title:  Secretary
        Financial Investors Variable Insurance Trust